Exhibit 99.1

NextPlat Announces 1-for-10 Reverse Stock Split to Be Effective Prior to Market Open on April 13, 2026

HALLANDALE BEACH, FL – April 2, 2026 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced that it ﬁled an amendment to its amended and restated certiﬁcate of incorporation with the Secretary of State of the State of Nevada to eﬀect a one-for-ten (1:10) reverse stock split of its common stock. Following required notifications and receipt of approvals, the reverse stock split will now take eﬀect at 12:01 am (Eastern Time) on April 13, 2026, and the Company’s common stock will open for trading on The Nasdaq Global Market on April 13, 2026 on a post-split basis, under the existing ticker symbol “NXPL” but with a new CUSIP number 68557F 308.

As a result of the reverse stock split, every ten (10) shares of the Company’s common stock issued and outstanding prior to the opening of trading on April 13, 2026, will be consolidated into one issued and outstanding share, with no change in the nominal par value per share of $0.0001. No fractional shares will be issued if, as a result of the reverse stock split, a stockholder of record would become entitled to a fractional share because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio. Instead, each stockholder of record will be entitled to receive a cash payment in lieu of a fractional share.

As a result of the reverse stock split, the number of shares of common stock outstanding will be reduced from approximately 26.9 million shares to approximately 2.7 million shares, and the number of authorized shares of common stock will remain at 50 million shares.

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide. Through acquisitions, joint ventures and collaborations, the Company seeks to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-Commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products  and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net